Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

The Board of Directors

R.J. O’Brien Fund Management, LLC:

We consent to the references to our firm under the captions “Selected and Supplementary Financial Information” and “Lawyers; Accountants” and the use of our report dated April 16, 2008, with respect to the statement of financial condition of R.J. O’Brien Fund Management, LLC as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholder’s equity and cash flows for the year ended December 31, 2007 and from the period October 12, 2006 (inception) to December 31, 2006, included in the attached Post Effective Amendment No. 1 to Form S-1 of JWH Global Trust.

/s/ KPMG LLP

Chicago, Illinois

April 18, 2008